Exhibit 99.1
American Shared Hospital Services Reports First Quarter 2020 Results
COVID-19 Pandemic Had Modest Impact on Gamma Knife Volumes
SAN FRANCISCO, May 11, 2020 -- American Shared Hospital Services (NYSE American: AMS) (the "Company"), a leading provider of turnkey technology solutions for advanced radiosurgical and radiation therapy services, today announced financial results for the first quarter ended March 31, 2020.
First Quarter Highlights
•Total revenue in the first quarter was $4,568,000, a decline of 14.2% from the comparable period in 2019.  Proton therapy revenue of $1,676,000 increased 2.1% compared to the first quarter of 2019.  Gamma Knife revenue of $2,892,000 declined 15.2% compared to the first quarter of 2019 due to lower average reimbursement at the Company’s retail sites.
•Total proton therapy fractions in the first quarter increased 8.4% compared to the first quarter of 2019 and 4.0% sequentially compared to the fourth quarter of 2019. The increase for the first quarter was the result of continuing increased awareness of the benefits of proton therapy treatment. Gamma Knife volumes were consistent with the same period of the prior year.
•Net loss in the first quarter was $135,000 compared to net income of $270,000 for the first quarter of 2019. The decrease in net income was due to lower Gamma Knife revenue, and legal and other fees, including, but not limited to the COVID-19 pandemic and the transition in senior management.
Ray Stachowiak, Interim President and Chief Executive Officer, commented, “In my recently appointed new role, I would first like to thank Dr. Bates for his foresight and leadership since founding AMS nearly 40 years ago. As Chairman and CEO, he guided the Company to a leadership position in the industry and created much value for shareholders. I’ve served as a Director of AMS since 2009, and I have great respect for Dr. Bates and his business acumen and am glad to have his wise counsel in his continuing role as Executive Chairman of the Board through the end of 2020. At its core, AMS, through its arrangements with medical centers, helps patients with the use of advanced medical technology, an area in which I have many years of experience. I look forward to employing that expertise to the advantage of the Company.
“In the first quarter, volumes compared to prior year increased 8.4% for proton therapy treatments and were flat for the Gamma Knife procedures, offset by lower total reimbursement for Gamma Knife procedures due to lower average reimbursement at the Company’s retail sites. We believe the COVID-19 pandemic had a modest impact on Gamma Knife procedure volume in the last two weeks of March, as the majority of our business is focused on procedures for patients with cancer that should not be postponed indefinitely. During the quarter we completed two Cobalt-60 reloads and contracted to install one Icon upgrade with an existing customer. There are additional upgrades in the pipeline that may be completed during the balance of the year, although the lingering pandemic may affect the timing. Our discussions for additional PBRT and MR/LINAC projects are continuing as well,” concluded Mr. Stachowiak.

Financial Results for the Three Months Ended March 31, 2020
For the three months ended March 31, 2020, revenues decreased 14.2% to $4,568,000 compared to revenues of $5,321,000 for the first quarter of 2019.
First quarter revenue for the Company's proton therapy system installed at Orlando Health in Florida increased 2.1% to $1,676,000 compared to revenue for the first quarter of 2019 of $1,642,000. First quarter proton therapy revenue increased 12.8% sequentially compared to the $1,486,000 reported in the fourth quarter of 2019.
Revenue for the Company's Gamma Knife operations decreased 15.2% to $2,892,000 for the first quarter of 2020 compared to $3,411,000 for the first quarter of 2019. The decline was due to lower average reimbursement at the Company’s retail sites.
Gross margin for the first quarter of 2020 decreased to $1,394,000, or 30.5% of revenue, compared to gross margin of $1,937,000, or 36.4% of revenue, for the first quarter of 2019.
Net loss for the first quarter of 2020 was $135,000, or $(0.02) per share.  This compares to net income for the first quarter of 2019 of $270,000, or $0.05 per share. Fully diluted weighted average common shares outstanding were 6,153,000 and 5,886,000 for the first quarter of 2020 and 2019, respectively.
Adjusted EBITDA, a non-GAAP financial measure, was $1,822,000 for the first quarter of 2020, compared to $2,710,000 for the first quarter of 2019. The decline was primarily due to the lower net income as well as lower depreciation and amortization due to the Company’s IGRT equipment, which became fully depreciated in the fourth quarter of 2019.
Balance Sheet Highlights
At March 31, 2020, cash, cash equivalents, and restricted cash was $3,023,000, compared to $1,779,000 at December 31, 2019.  Shareholders' equity at March 31, 2020 was $31,473,000, or $5.53 per outstanding share.  This compares to shareholders' equity at December 31, 2019 of $31,811,000, or $5.47 per outstanding share.
Conference Call and Webcast Information
AMS has scheduled a conference call at 12:00 p.m. (3:00 p.m. EDT) today. To participate, please call 1 (877) 420-2982 at least 5 minutes prior to the start of the call and enter passcode number: 9311758#. A simultaneous webcast of the call may be accessed through the Company's website, www.ashs.com, or www.streetevents.com for institutional investors.
A replay of the call will be available at the following link until June 10, 2020, the passcode is 49677167.
https://onlinexperiences.com/Launch/QReg/ShowUUID=0D292AEA-BC29-4224-9E47-EBB966315079&LangLocaleID=1033

About American Shared Hospital Services (NYSE American: AMS)
American Shared Hospital Services provides turnkey technology solutions for advanced radiosurgical and radiation therapy services. AMS is the world leader in providing Gamma Knife radiosurgery equipment, a non-invasive treatment for malignant and benign brain tumors, vascular malformations and trigeminal neuralgia (facial pain). The Company also offers proton therapy, and the latest IGRT, IMRT and MR/LINAC systems. For more information, please visit: www.ashs.com.
Earnings Disclosure
The recent outbreak of the novel coronavirus COVID-19, which was declared a pandemic by the World Health Organization on March 11, 2020, has led to adverse impacts on the U.S. and global economies and created uncertainty regarding potential impacts on the Company’s operations. The pandemic has impacted and could further impact the Company’s operations and the operations of its customers as a result of quarantines, facility closures, and travel and logistics restrictions. While the disruption caused by the pandemic is currently expected to be temporary, there is uncertainty regarding its duration. Therefore, while the COVID-19 pandemic is expected to impact the Company’s results of operations, financial position, and liquidity, the duration and intensity of the impact of the COVID-19 pandemic and resulting disruption to the Company’s operations is uncertain. The Company will continue to monitor the situation closely and assess the impact on its operations and financial results for the remainder of the year.
In July 2019, the Centers for Medicare and Medicaid Services (“CMS”) announced a proposed new mandatory payment model for radiation oncology services intended to test an episodic payment structure across certain radiation therapy providers and suppliers. CMS projects that approximately 40% of radiation oncology providers, selected randomly by geographic area, will be included in the model and approximately 60% will continue to receive reimbursement based on fee-for-service methodology. The proposed payment model would significantly alter CMS’ payment methodology for radiation oncology services. The timing and details of the proposed payment model are uncertain. As a result, the Company cannot estimate the potential impact of adoption of the proposed rule. However, reductions in the reimbursement rates or changes in reimbursement methodology or administration for radiosurgery and radiation therapy could adversely affect the Company’s revenues and financial results. For centers not included in the proposed model, Medicare reimbursement in 2020 for the most commonly used proton therapy delivery codes is proposed (pending final determination) to increase approximately 15.5% and 3.6% for Gamma Knife.

Safe Harbor Statement
This press release may be deemed to contain certain forward-looking statements with respect to the financial condition, results of operations and future plans of American Shared Hospital Services (including statements regarding the expected continued growth of the Company and the expansion of the Company’s Gamma Knife, proton therapy and MR/LINAC business, which involve risks and uncertainties including, but not limited to, the risks of variability of financial results between quarters, the risks of the Gamma Knife and proton therapy businesses, the risks of developing The Operating Room for the 21st Century program, the risks of changes to CMS reimbursement rates or reimbursement methodology, the risks of the timing, financing, and operations of the Company’s Gamma Knife, proton therapy, and MR/LINAC businesses, and the risks of the COVID-19 pandemic and its effect on the Company’s business operations and financial condition, the risk that the Company will be unable to conduct an effective executive search and the risk that the Company will be unable to identify and attract a permanent successor to the Company’s President and Chief Executive Officer. Further information on potential factors that could affect the financial condition, results of operations and future plans of American Shared Hospital Services is included in the filings of the Company with the Securities and Exchange Commission, including the Company's Annual Report on Form 10-K for the year ended December 31, 2019, and the definitive Proxy Statement for the Annual Meeting of Shareholders to be held on June 26, 2020.
Non-GAAP Financial Measure
Adjusted EBITDA, the non-GAAP measure presented in this press release and supplementary information, is not a measure of performance under the accounting principles generally accepted in the United States ("GAAP").  This non-GAAP financial measure has limitations as an analytical tool, including that it does not have a standardized meaning. When assessing our operating performance, this non-GAAP financial measure should not be considered a substitute for, and investors should also consider, income before income taxes, income from operations, net income attributable to the Company, earnings per share and other measures of performance as defined by GAAP as indicators of the Company's performance or profitability.
Adjusted EBITDA is a non-GAAP financial measure representing our (loss) earnings before interest, taxes, depreciation and amortization. We define Adjusted EBITDA as net (loss) income before interest expense, income tax (benefit) expense, depreciation and amortization expense and stock-based compensation expense.
We use this non-GAAP financial measure as a means to evaluate period-to-period comparisons.  Our management believes that this non-GAAP financial measure provides meaningful supplemental information regarding our performance by excluding certain expenses and charges that may not be indicative of the operating results of our recurring core business, such as stock-based compensation expense.  We believe that both management and investors benefit from referring to this non-GAAP financial measure in assessing our performance.

Contacts:
American Shared Hospital Services
Ray Stachowiak
Interim President and Chief Executive Officer
rstachowiak@ashs.com

Investor Relations
PCG Advisory
Stephanie Prince
P: (646) 762-4518
sprince@pcgadvisory.com

American Shared Hospital Services Statement of Operations

	Three months ended March 31,

	2020	2019
Revenues	$4,568,000	$5,321,000
Costs of revenue	3,174,000	3,384,000
Gross margin	1,394,000	1,937,000

Selling & administrative expense	1,211,000	1,055,000
Interest expense	282,000	367,000
Operating (loss) income	(99,000)	515,000
Interest & other income	3,000	4,000
(Loss) income before income taxes	(96,000)	519,000
Income tax (benefit) expense	(28,000)	124,000
Net (loss) income	(68,000)	395,000
Less: Net income attributable to non-controlling interest	(67,000)	(125,000)
Net (loss) income attributable to American Shared Hospital Services	($135,000)	$270,000

(Loss) earnings per common share:
Basic	($0.02)	$0.05
Assuming dilution	($0.02)	$0.05

American Shared Hospital Services Balance Sheet Data

	March 31, 2020	December 31, 2019
Cash, cash equivalents, and restricted cash	$3,023,000	$1,779,000
Current assets	$10,638,000	$10,742,000
Total assets	$53,191,000	$53,783,000

Current liabilities	$7,829,000	$8,214,000
Shareholders' equity	$31,473,000	$31,811,000

American Shared Hospital Services Adjusted EBITDA

		March 31, 2020	March 31, 2019
Net (Loss) Income		$ (135,000)	$ 270,000
Plus:	Income tax (benefit) expense	(28,000)	124,000
	Interest expense	282,000	367,000
	Depreciation and amortization expense	1,647,000	1,894,000
	Stock-based compensation expense	56,000	55,000
Adjusted EBITDA		$ 1,822,000	$ 2,710,000